EXHIBIT 99.1

Letter to Shareholders - July 2017

2nd Quarter Recap

The past quarter exceeded our expectations. Here are some highlights:

•	Sales/Revenue

o	Market validation and momentum through sales to Craftsman Industries

•	Pipeline/Business Development

o	US Military, global conglomerates, truck manufacturers, up-fitters and dealerships, disaster relief providers

•	Patents

o	Another international patent secured

o	Another first-of-a-kind patent applied for

Mobile Generation Sales

On April 27th, Cool Technologies demonstrated its 75 kVA Mobile Generation (MG) system at Craftsmen Industries before a live audience and online via video stream.

The result: an order for 10 MG systems from Craftsmen and meetings with the US Military, disaster relief agencies and global conglomerates.

The order from Craftsmen concluded a sales process that began in December. And with the order, the company secured revenues and took the first steps to profitability.

For the others, the demonstration was their first exposure to the technology - the first step in the process. The fact that they quickly agreed to follow-up meetings is an excellent sign – an indication of potential demand.

The demonstration also jump started the execution of the Strategic Alliance Agreement with Veteran Technology Group. With clients in tow, Vet Tech saw the demo and felt assured they could sell the MG System. Donald Trump’s proposal to boost defense spending by $54 billion for the next fiscal year helped cement their decision to promote the technology. Whether the proposal passes or not, the defense budget should still be well over $550 billion.

Truck industry expert David Gerrard also saw the demonstration. An arc light illuminated his thoughts The switch: Trump’s $1 trillion infrastructure plan to repair roads, bridges, and airports over the next decade. With a 79% public approval rating, implementation of an infrastructure plan is very likely.

David agreed to help secure new customers and manage sales with Fortune 500 companies for us. Days later, he was meeting with two truck manufacturers. Once again, the first step in a process that we hope will close with new orders.

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Others contacted the company and requested meetings. One even flew up to meet with our CEO. Their interest: alternative energy. The MG System is fuel agnostic. It runs on whatever the vehicle runs on. We heard from a developer of hydrogen fuel cells, a global battery manufacturer interested in our no-idle option and a truck up-fitter heavily invested in natural gas conversions. Each saw a natural tie-in. And each offers a new revenue stream.

In two instances, our patented radial vent cooling technology was added to the discussions, leading one company to start negotiations on a license agreement which we expect will be successfully concluded.

With revenues confirmed and additional sales in the pipeline, we continue to make strides. Specs are being finalized, new trucks up-fitted, and we’re working to deliver the first MG system to Craftsmen.

At the same time, we added new third party capabilities such as Vet Tech’s artificial intelligence software for advanced troubleshooting. Or we generated them in-house.

Patents

On April 3, we received another international patent for heat pipe cooled wet rotating disc engagement systems, more commonly known as wet clutches or wet disc brakes. This patent should increase efficiency, product lifecycle and power transmission capability for crane and hoist clutches, heavy machine tool drives, automobiles, trucks, tractors and racing vehicles. The motorcycle industry will be the initial target. Using information from a market research report at ReportsnReports.com and rounding the numbers downward by at least 20%, over 300 motorcycle manufacturers worldwide sell 100 million units in a global market estimated to be worth $100 billion (http://tinyurl.com/y823amxz). The vast majority rely on wet clutch multi-plate packs and that includes electrics.

In addition, CoolTech filed the paperwork for a new patent that enables generators to deliver power in ways never achieved by mobile applications. Foremost among a number of potential applications, it enables the MG to address the unique needs of the refrigerated transport industry whose vehicles carries temperature sensitive or perishable loads, primarily frozen foods.

The global market is growing. Expanding urbanization, the rise of a middle class and a growing preference for frozen foods lead Global Industry Analysts, Inc. (http://tinyurl.com/y8b5nqnv) to project the global market for Road Transport Refrigeration Equipment will reach $10.2 billion by 2022. The greatest growth is expected from the Asia-Pacific region with a CAGR of 7.8%.

As the quarter progressed, benchmarks in our strategic sales plan continued to be achieved. More remain, but momentum continues to build.

Respectfully Yours,

Timothy Hassett

Chairman and CEO

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on plans and expectations of management and are subject to uncertainties and risks that could affect the company’s plans and expectations, as well as results of operations and financial condition. A listing of risk factors that may affect the company’s business prospects and cause results to differ from those described in the forward-looking statements can be found in company reports and documents filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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